Exhibit (l)(2)

DLA Piper LLP (US) One Atlantic Center 1201 West Peachtree Street Suite 2900 Atlanta, Georgia 30309-3449 www.dlapiper.com

Tanya L. Boyle tanya.boyle@us.dlapiper.com T 404.736.7863 F 404.682.7863

December 16, 2024

83 Investment Group Income Fund

27200 Agoura Road

Suite 200

Calabasas, CA 91301

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 to the 83 Investment Group Income Fund’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 3 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)